Exhibit 10.12

R E S T R I C T E D  S T O C K  A G R E E M E N T

Non-transferable

G R A N T  T O

(“Grantee”)

by Euramax Holdings, Inc. (the “Company”) of

shares of its Class A voting common stock, $1.00 par value (the “Shares”)

pursuant to and subject to the provisions of the Euramax Holdings, Inc. Executive Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with Section 2 of the terms and conditions of this Agreement or in the discretion of the Committee, the Shares will vest (become non-forfeitable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of Shares Vested
1 year	25%
2 years	50%
3 years	75%
4 years	100%

By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan.  Grantee also hereby agrees to having received a copy of the Plan.

IN WITNESS WHEREOF, Grantee and Euramax Holdings, Inc., acting by and through its duly authorized officers, have caused this Agreement to be executed as of the Grant Date.

EURAMAX HOLDINGS, INC.

By:
Name:	Mitchell B. Lewis
Its:	President and CEO

GRANTEE

Name:

Grant Date:

TERMS AND CONDITIONS

1.                                       Restrictions.  The Shares are subject to each of the following restrictions and forfeiture conditions.  “Restricted Shares” mean those Shares that are subject to the restrictions and forfeiture conditions imposed hereunder which restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any party other than the Company or an Affiliate.

If Grantee’s Continuous Status as a Participant with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of Grantee’s termination of Continuous Status as a Participant and such Restricted Shares shall revert to the Company immediately following the event of forfeiture.

The restrictions and forfeiture conditions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2.                                       Expiration and Termination of Restrictions.  The Restricted Shares will become vested, and the restrictions and forfeiture conditions imposed under Section 1 will expire, on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)                                  As to the percentage of the Restricted Shares specified on page 1 hereof, on the respective date(s) specified on page 1 hereof, conditioned upon Grantee’s Continuous Status as a Participant as of such respective date(s); or

(b)                                 As to all of the Restricted Shares, on the date of termination of Grantee’s Continuous Status as a Participant by reason of Grantee’s death or Disability; or

(c)                                  As to all of the Restricted shares, on the occurrence of a Change in Control.

Grantee acknowledges and agrees that, Shares which become vested and are no longer subject to the restrictions and forfeiture conditions imposed under Section 1 may be subject to additional transfer and other restrictions and requirements under the Stockholders Agreement.

3.                                       Delivery of Shares.  The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company until all the restriction on all Restricted Shares have expired, or the Grantee is no longer an employee or director of the Company or an affiliate of the Company, at which time they will be delivered to Grantee as soon as practical thereafter.  If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Euramax Holdings, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Euramax Holdings, Inc.”

Stock certificates for the Shares without the first above legend shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.  The Shares also may be subject to additional restrictions and requirements under the Stockholders Agreement, including without limitation, a written agreement by Grantee that Grantee is bound by the terms of the Stockholders Agreement and, accordingly, may bear additional restrictive legends.

4.                                       Voting and Dividend Rights.  Grantee shall not have voting or dividend rights with respect to the Shares during the Restricted Period.

5.                                       Changes in Capital Structure.  The provisions of the Plan shall apply in the case of a change in the capital structure of the Company.

6.                                       No Right of Continued Employment or Service.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or any Affiliate.

7.                                       Payment of Taxes.  Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code.  To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.  Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under this Agreement are conditioned upon such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.                                       Amendment.  The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

9.                                       Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.                                 Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11.                                 Severability.  If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.                                 Notice.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to: Euramax Holdings, Inc., 5445 Triangle Parkway, Suite 350, Norcross, GA 30092, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.